Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Fourth

Quarter of Fiscal 2011

AMARILLO, Texas, March 19, 2012—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2012. Net loss was approximately $8.4 million, or $1.00 per diluted share, for the three months ended January 31, 2012 compared to net earnings of approximately $3.8 million, or $0.43 per diluted share, for the three months ended January 31, 2011. Net loss was approximately $17.6 million, or $2.05 per diluted share, for the fiscal year ended January 31, 2012 compared to net earnings of $1.7 million, or $0.18 per diluted share, for the fiscal year ended January 31, 2011.

Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately $5.8 million for the three months ended January 31, 2012 compared to $10.9 million for the three months ended January 31, 2011. Adjusted EBITDA, which excludes gift card breakage revenue, stock compensation expense, store asset impairment expense, abandoned lease expense and impairment of goodwill, was approximately $9.2 million for the three months ended January 31, 2012 compared to $11.6 million for the three months ended January 31, 2011. EBITDA was approximately $5.7 million for the fiscal year ended January 31, 2012 compared to $20.7 million for the fiscal year ended January 31, 2011. Adjusted EBITDA was approximately $9.3 million for the fiscal year ended January 31, 2012 compared to $21.3 million for the fiscal year ended January 31, 2011.

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.

“Our fourth quarter results reflected a continuation of comparable weak slates for movies,” said John H. Marmaduke, Chief Executive Officer and Chairman. “Furthermore, we continue to be impacted by the shift toward the digital delivery of entertainment, along with the increasing growth of rental kiosks and subscription-based services in movie rentals. Additionally, the current economic environment continues to impact consumer discretionary spending, thereby reducing average purchases, as customers are choosing lower priced products. This is evidenced by the fact that merchandise units sold for fiscal 2011 were flat with fiscal 2010 despite the decrease in revenue.”

“With respect to the fourth quarter, income before income taxes was $1.178 million, after a charge of $2.436 million for abandoned leases. Fourth quarter Comp revenues for our Trends, Electronics, and Hardback Café departments increased on top of increases for the prior year comparable quarter. Book Comps also increased during the quarter, as a result of sales of our Nextbook Premium 7 e-reader tablet and related accessories. As we have previously disclosed, we launched our new eBook initiative on November 10, 2011. We also closed three underperforming superstores during the fourth quarter.”

“Over the years, our multimedia store model has allowed us to shift our offerings to meet our customers’ changing preferences. Our multimedia platform is even more important in these economic times. Our plans for fiscal 2012 include additional changes, as we shift our business model more toward lifestyle products and become less dependent on entertainment products. We began carrying certain lifestyle products, such as skate boards and related accessories, along with disc golf, in a number of superstores during fiscal 2011. Coming to our Trends and Electronics departments during fiscal 2012 are tablet expansions for reading, watching movies and playing games and phone app products to be used with your smart phone for fun, health and fitness. In order to expand the footprint for these products, we will be reducing the footprint dedicated to Rental Movies. We plan to rollout this format change over the course of fiscal 2012, in approximately fifty-five stores, at a total estimated cost of approximately $3.0 million.”

“Fiscal 2012 will be a difficult year for us as we continue to weather difficult economic times and secular trends. Accordingly, we are projecting a net loss for fiscal 2012. We are projecting a double digit decline in our Rental Comps and a slight increase in Merchandise Comps for fiscal 2012, primarily resulting from the initiatives mentioned above, which we anticipate will bring approximately $9.0 million in additional revenue during fiscal 2012. Subsequent to fiscal 2012, we anticipate these initiatives will generate approximately $15.0 million to $20.0 million in revenues, on an annual basis. Projected cash flow from operations is approximately $8.2 million, and we are reducing our capital expenditures from $15.9 million in fiscal 2011 to approximately $9.7 million in fiscal 2012. We are also projecting a $1.5 million decrease in debt. Additionally, we will not be opening any new stores or relocating any existing stores, and we anticipate closing one or two underperforming stores. I am confident that with the business strategies discussed above, along with an improvement in current economic conditions, we will return to profitability and grow our business over the years to come.”

Financial Results for the Fourth Quarter of Fiscal Year 2011

Revenues. Total revenues for the fourth quarter decreased approximately $7.4 million, or 4.6%, to $153.1 million compared to $160.5 million for the fourth quarter of fiscal 2010. As of January 31, 2012, we operated six fewer Hastings superstores, as compared to January 31, 2011. In addition to our superstores, we operated two additional concept stores, TRADESMART (Littleton) and Sun Adventures Sports (Lubbock), as compared to January 31, 2011. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended January 31,
	2012		2011		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent
Merchandise Revenue	$135,213	88.3%	$138,863	86.5%	$(3,650)	-2.6%
Rental Revenue	17,634	11.5%	21,415	13.3%	(3,781)	-17.7%
Gift Card Breakage Revenue	244	0.2%	264	0.2%	(20)	-7.6%

Total Revenues	$153,091	100.0%	$160,542	100.0%	$(7,451)	-4.6%

Stores open at period end	143		147		(4)	-2.7%

Comparable-store revenues (“Comp”)

Total	-5.5%
Merchandise	-3.7%
Rental	-16.7%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2012	2011
Trends	9.5%	4.7%
Electronics	6.6%	2.3%
Hardback Café	4.4%	6.7%
Books	2.4%	-7.0%
Consumables	-3.3%	-5.0%
Video Games	-7.8%	-12.2%
Music	-9.8%	-1.1%
Movies	-10.7%	1.1%

Trends Comps increased 9.5% for the quarter primarily due to increased sales of apparel and accessories, novelty items, and action figures. Key drivers in the apparel and accessories category included hats, licensed apparel, jewelry and t-shirts. Key drivers in the novelty category included Tween merchandise, merchandise associated with movies and television shows, and barware. Electronics Comps increased 6.6% for the quarter, resulting primarily from increased sales of headphones and MP3 and phone accessories, along with strong sales of refurbished Apple iPads. These sales were partially offset by a decrease in sales of new Apple iPods. Hardback Café Comps increased 4.4% for the quarter, primarily due to increased sales of blended and iced specialty café drinks. Books Comps increased 2.4% for the quarter, primarily due to sales of the Nextbook Premium 7 e-reader tablet and related accessories, along with an increase in sales of trade paperbacks, partially offset by lower sales of new mass market books and used hardbacks. We started selling the Nextbook Premium 7, in stores and online at www.goHastings.com, during November 2011. Book Comps, excluding sales of the Nextbook Premium 7 and related accessories, decreased 0.7% for the quarter. Consumable Comps decreased 3.3% for the quarter, primarily due to lower sales of popcorn, assorted candies, and bottled drinks. Video Game Comps decreased 7.8% for the quarter primarily resulting from lower sales of new and used video game consoles, new gaming accessories and new video games for the Nintendo Wii. These decreases were partially offset by increased sales of new games for the Microsoft XBOX 360 and Sony Playstation 3 and used accessories. Music Comps decreased 9.8% during the quarter, primarily resulting from lower sales of new and used CDs. The decrease in sales of new and used CDs resulted primarily from a shift in sales to lower priced promotional product, along with a weaker slate of new release music during the current quarter. Movie Comps decreased 10.7% for the quarter due to lower sales of new and used DVDs, along with DVD boxed sets, partially offset by an increase in sales of new and used Blu-ray movies.

Rental Comps decreased 16.7% during the quarter, primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Video Comps decreased 16.7% for the quarter, and units rented decreased 13.8%. Rental Video Comps were negatively impacted by a continued lower quality of new releases during the current quarter and by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps decreased 16.9% for the quarter, and units rented decreased 18.9%.

Gross Profit – Merchandise. For the fourth quarter, total merchandise gross profit dollars decreased approximately $0.6 million, or 1.4%, to $40.9 million from $41.5 million for the same quarter in the prior year, primarily due to lower revenues, partially offset by increased merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 30.2% for the quarter compared to 29.9% for the same quarter in the prior year, resulting primarily from a shift in mix of revenues by category as compared to the same quarter in the prior year, along with reduced shrinkage expense and lower costs to return products to vendors, partially offset by increased freight costs. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our stores with historically high-shrinkage.

Gross Profit – Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $2.3 million, or 17.4%, to $10.9 million from $13.2 million for the same quarter in the prior year, due to lower revenues. As a percentage of total rental revenue, rental gross profit increased to 62.0% for the quarter compared to 61.8% for the same quarter in the prior year.

Selling, General and Administrative Expenses (“SG&A”). SG&A increased approximately $2.1 million during the quarter, or 4.3%, to $50.5 million compared to $48.4 million for the same quarter last year, primarily due to the recognition of approximately $2.4 million in abandoned lease expense related to two stores closed during the quarter, along with an increase of approximately $0.4 million in advertising expenses, an increase of approximately $0.3 million in travel expenses partially offset by a decrease of approximately $1.3 million in labor costs. Excluding abandoned lease expense, SG&A decreased approximately $0.3 million during the quarter, or 0.6%, to $48.1 million compared to $48.4 million for the same period in the prior year. As a percentage of total revenue, SG&A increased to 33.0% for the fourth quarter compared to 30.1% for the same quarter in the prior year due to deleveraging resulting from lower revenues, along with the increase in abandoned lease expense.

Interest Expense. For the fourth quarter, interest expense increased approximately $0.1 million, or 33.3%, to $0.4 million, compared to $0.3 million for the fourth quarter of fiscal 2010 due to higher average debt levels during the current quarter. The average rate of interest charged for the fourth quarter decreased to 2.7% compared to 2.8% for the same quarter in the prior year.

Income Taxes. A valuation allowance is required if it is more likely than not that a deferred tax asset will not be realized. In assessing the need for a valuation allowance, we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, projected future taxable income, tax planning strategies and the reversal of deferred tax liabilities. Based on this analysis, we determined that it was more likely than not that our deferred tax assets will not be realized. As such, we established a valuation allowance of approximately $8.6 million at January 31, 2012. We will reassess the valuation allowance quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly. Excluding the valuation allowance, the effective tax rate for the three months ended January 31, 2012 was 82.8% as compared to an effective rate of 39.3% for the three months ended January 31, 2011. This rate difference resulted from a return-to-provision adjustment recorded during the current quarter. The rate was also affected by the relationship between permanent book to tax differences incurred (which typically stay consistent for each quarter in a fiscal year) in comparison to the level of book income before taxes for the respective quarters.

Financial Results for the Fiscal Year Ended January 31, 2012

Revenues. Total revenues for the fiscal year ended January 31, 2012 decreased approximately $24.7 million, or 4.7%, to $496.4 million compared to $521.1 million for the fiscal year ended January 31, 2011. The following is a summary of our revenues results (dollars in thousands):

	Fiscal Year Ended January 31,
	2012		2011		Increase (Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$425,142	85.6%	$440,038	84.5%	$(14,896)	-3.4%
Rental Revenue	70,426	14.2%	80,216	15.4%	(9,790)	-12.2%
Gift Card Breakage Revenue	819	0.2%	801	0.1%	18	2.2%

Total Revenues	$496,387	100.0%	$521,055	100.0%	$(24,668)	-4.7%

Stores open at period end	143		147		(4)	-2.7%

Comparable-store revenues (“Comp”)

Total	-5.3%
Merchandise	-4.0%
Rental	-12.4%

Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
	2012	2011
Trends	10.4%	9.7%
Hardback Café	4.8%	9.7%
Electronics	3.7%	2.0%
Music	-4.5%	-4.8%
Books	-4.8%	-4.2%
Video Games	-5.1%	4.7%
Consumables	-6.3%	2.7%
Movies	-8.2%	6.3%

Trends Comps increased 10.4% for fiscal 2011 due to increased sales of apparel and accessories, novelty items, new comics and graphic novels, action figures and collectible card games, such as Magic: The Gathering. Key drivers in the apparel and accessories category included hats, jewelry, licensed apparel, bags and footwear. Hardback Café Comps increased 4.8% during fiscal 2011 primarily due to increased sales of iced and blended specialty café drinks. Electronics Comps increased 3.7% during fiscal 2011, primarily resulting from increased sales of headphones, along with strong sales of refurbished Apple iPads and tablet accessories, partially offset by lower sales of new Apple iPods. Music Comps decreased 4.5% for fiscal 2011, due to lower sales of new and used CDs. CD sales were impacted by a sales shift to lower priced promotional products. Music units sold increased 1.3% during fiscal 2011. Book Comps decreased 4.8% during fiscal 2011 due to lower sales of new mass market books, hardbacks and trade paperbacks, lower sales of used hardbacks and trade paperbacks, and lower sales of magazines, partially offset by sales of the Nextbook Premium 7 e-reader tablet and related accessories. Book Comps, excluding sales of the Nextbook Premium 7 and related accessories, decreased 5.7% for fiscal 2011. New book sales were negatively impacted by the increasing popularity of e-readers. Video Game Comps decreased 5.1% during fiscal 2011, primarily due to lower sales of new and used video game consoles, new gaming accessories and new video games for the Nintendo Wii and Nintendo DS handheld console. These decreases were partially offset by increased sales of new and used games for the Microsoft XBOX 360, new games for the Sony Playstation 3, and used accessories. Consumable Comps decreased 6.3% for fiscal 2011, primarily resulting from lower sales of bottled drinks, popcorn and assorted candies and snack foods. Movies Comps decreased 8.2% during fiscal 2011 due to lower sales of new and used DVDs, along with DVD boxed sets, partially offset by increased sales of new and used Blu-ray movies.

Rental Comps decreased 12.4% for fiscal 2011, primarily due to fewer rentals of DVDs and video games, partially offset by increased rentals of Blu-ray movies. Rental Video Comps were negatively impacted by a lower quality of new releases during the current fiscal year and by competitor rental kiosks and subscription-based rental services. Rental Video Comps decreased 13.1% for the year, and units rented decreased 11.2%. Rental Video Game Comps decreased 5.9% and units rented decreased 6.7%.

Gross Profit – Merchandise. For fiscal 2011, total merchandise gross profit dollars decreased approximately $6.7 million, or 4.9%, to $129.6 million from $136.3 million for fiscal 2010, primarily due to lower revenues, along with lower merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit decreased to 30.5% for fiscal 2011, compared to 31.0% for fiscal 2010, primarily due to increased promotional pricing and freight costs, partially offset by lower shrinkage expense and lower markdown expense. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our stores with historically high-shrinkage.

Gross Profit – Rental. For fiscal 2011, total rental gross profit dollars decreased approximately $7.0 million, or 13.9%, to $43.3 million from $50.3 million for fiscal 2010, primarily due to lower revenues, along with lower rental margin rates. As a percentage of total rental revenue, rental gross profit decreased to 61.4% for fiscal 2011 compared to 62.7% for fiscal 2010, also primarily as a result of lower rental revenues.

Selling, General and Administrative Expenses (“SG&A”). SG&A increased approximately $1.0 million, or 0.5%, to $185.1 million compared to $184.1 million for the same period last year, primarily due to the recognition of approximately $2.4 million in abandoned lease expense related to two stores closed during the fourth quarter and an increase of approximately $0.5 million in store maintenance costs, partially offset by a decrease of approximately $1.2 million in store labor costs and a decrease in bonuses under our bonus incentive programs of approximately $0.8 million. Excluding abandoned lease expense, SG&A decreased approximately $1.4 million during fiscal 2011, or 0.8%, to $182.7 million compared to $184.1 million for fiscal 2010. As a percentage of total revenue, SG&A increased to 37.3% for fiscal 2011 compared to 35.3% for fiscal 2010, primarily due to deleveraging resulting from lower revenues.

Interest Expense. For fiscal 2011, interest expense increased approximately $0.3 million, or 30.0%, to $1.3 million, compared to $1.0 million for fiscal 2010 primarily as a result of higher average debt levels during the current fiscal year, along with higher interest rates. The average rate of interest charged for fiscal 2011 increased to 2.7% compared to 2.5% for fiscal 2010.

Income Taxes. A valuation allowance is required if it is more likely than not that a deferred tax asset will not be realized. In assessing the need for a valuation allowance we considered all available positive and negative evidence, including our ability to carry back operating losses to prior periods, projected future taxable income, tax planning strategies and the reversal of deferred tax liabilities. Based on this analysis, we determined that it was more likely than not that our deferred tax assets will not be realized. As such, we established a valuation allowance of approximately $8.6 million at January 31, 2012. We will reassess the valuation allowance quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly. Excluding the valuation allowance, the effective tax rate for fiscal 2011 was 29.4%, as compared to an effective rate of 28.7% for fiscal 2010.

Stock Repurchases

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of January 31, 2012, the Board of Directors had approved increases in the program totaling $32.5 million. During the fourth quarter of fiscal 2011, we purchased a total of 232,100 shares of common stock at a cost of $363,497, or $1.57 per share. As of January 31, 2012, a total of 5,343,749 shares had been repurchased under the program at a cost of approximately $31.2 million, for an average cost of approximately $5.84 per share. As of January 31, 2012, a total of $6.3 million remained available under the stock repurchase program.

Store Activity

Since November 21, 2011, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Cordova, Tennessee on December 9, 2011.

•	Store closed in Topeka, Kansas on January 21, 2012.

•	Store closed in Albuquerque, New Mexico on January 23, 2012.

•	Store closed in Greeley, Colorado on February 18, 2012.

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 139 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	January 31,	January 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,172	$6,149
Merchandise inventories, net	151,366	146,636
Deferred income taxes	—	6,022
Prepaid expenses and other current assets	15,229	11,742

Total current assets	170,767	170,549
Rental assets, net	12,634	13,129
Property and equipment, net	39,449	41,588
Deferred income taxes	—	1,668
Intangible assets, net	244	391
Other assets	2,380	2,358

Total assets	$225,474	$229,683

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$51,268	$60,555
Accrued expenses and other current liabilities	26,150	26,124

Total current liabilities	77,418	86,679
Long-term debt, excluding current maturities	53,279	31,766
Deferred income taxes	42	—
Other liabilities	8,677	6,512
Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,231	36,673
Retained earnings	71,010	88,589
Accumulated other comprehensive income	118	107
Treasury stock, at cost	(21,420)	(20,762)

Total shareholders’ equity	86,058	104,726

Total liabilities and shareholders’ equity	$225,474	$229,683

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$135,213	$138,863	$425,142	$440,038
Rental revenue	17,634	21,415	70,426	80,216
Gift card breakage revenue	244	264	819	801

Total revenues	153,091	160,542	496,387	521,055
Merchandise cost of revenue	94,320	97,381	295,506	303,714
Rental cost of revenue	6,696	8,182	27,166	29,950

Total cost of revenues	101,016	105,563	322,672	333,664

Gross profit	52,075	54,979	173,715	187,391
Selling, general and administrative expenses	50,500	48,389	185,107	184,142
Pre-opening expenses	2	—	244	—

Operating income (loss)	1,573	6,590	(11,636)	3,249
Other income (expense):
Interest expense, net	(440)	(319)	(1,334)	(1,014)
Other, net	45	65	275	156

Income (loss) before income taxes	1,178	6,336	(12,695)	2,391
Income tax expense	9,592	2,488	4,884	686

Net income (loss)	$(8,414)	$3,848	$(17,579)	$1,705

Basic income (loss) per share	$(1.00)	$0.44	$(2.05)	$0.19

Diluted income (loss) per share	$(1.00)	$0.43	$(2.05)	$0.18

Weighted-average common shares outstanding:
Basic	8,410	8,787	8,556	9,036
Dilutive effect of stock awards	—	251	—	290

Diluted	8,410	9,038	8,556	9,326

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Fiscal year ended January 31,
	2012	2011
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(17,579)	$1,705
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Rental asset depreciation expense	11,042	11,887
Purchases of rental assets	(22,126)	(25,628)
Property and equipment depreciation expense	17,026	17,273
Impairment of goodwill	147	—
Deferred income taxes	7,725	1,424
Loss on rental assets lost, stolen and defective	1,293	1,830
Loss on disposal or impairment of property and equipment, excluding rental assets	1,055	740
Non-cash stock-based compensation	1,058	749
Changes in operating assets and liabilities:
Merchandise inventories, net	5,558	13,422
Prepaid expenses and other current assets	(3,487)	(1,622)
Trade accounts payable	(8,284)	3,789
Accrued expenses and other current liabilities	(177)	(1,814)
Excess tax benefit from stock-based compensation	—	(190)
Other assets and liabilities, net	2,229	(108)

Net cash provided by (used in) operating activities	(4,520)	23,457

Cash flows from investing activities:
Purchases of property and equipment	(15,944)	(11,906)

Net cash used in investing activities	(15,944)	(11,906)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	21,513	(6,408)
Purchase of treasury stock	(1,992)	(6,376)
Change in cash overdraft	(1,003)	(1,302)
Deferred financing costs paid	(68)	(599)
Proceeds from exercise of stock options	37	230
Excess tax benefit from stock-based compensation	—	190

Net cash provided by (used in) financing activities	18,487	(14,265)

Net decrease in cash	(1,977)	(2,714)
Cash at beginning of period	6,149	8,863

Cash at end of period	$4,172	$6,149

Balance Sheet and Other Ratios ( A )

(Dollars in thousands, except per share amounts)

	January 31, 2012	January 31, 2011
Merchandise inventories, net	$151,366	$146,636
Inventory turns, trailing 12 months ( B )	1.87	1.95
Long-term debt	$53,279	$31,766
Long-term debt to total capitalization ( C )	38.2%	23.3%
Book value ( D )	$86,058	$104,726
Book value per share ( E )	$10.06	$11.23

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2012	2011	2012	2011
Comparable-store revenues ( F ):
Total	-5.5%	-3.2%	-5.3%	1.4%
Merchandise	-3.7%	-3.4%	-4.0%	1.5%
Rental	-16.7%	-2.1%	-12.4%	1.0%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the fiscal year ended January 31, 2012 and 2011, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Gift card breakage revenues are not included, and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures

The Company is providing EBITDA and adjusted EBITDA as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.

The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense, and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense, store asset impairment expense, abandoned lease expense and impairment of goodwill. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended January 31,		Fiscal year ended January 31,
	2012	2011	2012	2011
Net income (loss)	$(8,414)	$3,848	$(17,579)	$1,705
Adjusted for
Interest expense, net	440	319	1,334	1,014
Income tax expense	9,592	2,488	4,884	686
Property and equipment depreciation expense	4,223	4,284	17,026	17,273

EBITDA	5,841	10,939	5,665	20,678
Gift card breakage revenue	(244)	(264)	(819)	(801)
Non-cash stock-based compensation	299	268	1,058	749
Store asset impairment expense	722	678	808	678
Abandoned lease expense	2,436	—	2,436	—
Impairment of goodwill	147	—	147	—

Adjusted EBITDA	$9,201	$11,621	$9,295	$21,304

EBITDA and adjusted EBITDA are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income (loss), operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of EBITDA and adjusted EBITDA may vary among other companies. Therefore, our EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies.